Exhibit 5.1


                                 Otto & Rees
                       2735 East Parleys Way Suite 303
                          Salt Lake City, Utah 84109
                                 801-532-3555



May 24, 2001

The Board of Directors
2530 South Rural Road
Tempe, AZ 85282

Re:   Issuance of New Politics.com, Inc. Common Stock

Gentlemen:

     I have been retained by New Politics.com, Inc. (the "Company") in connection with the Company's contemplated offer and sale of up to 12,010,180 shares of its common stock (the "Common Stock") under Form SB-2. You have requested that I render an opinion as to whether the Common Stock to be issued upon the terms set forth in the Prospectus will be validly issued, fully paid and non-assessable.

     In connection with this representation I have examined the following:

     1.     Articles of Incorporation, as amended by the Company;

     2.     The Bylaws of the Company; and

     3. Unanimous consents, resolutions and minutes of the Board of Directors.

     I have examined such other corporate records and documents and have made such other examinations as I deemed relevant. I have also relied as to certain matters of fact upon representations made to me by officers and agents of the Company.

     Based upon the above examination, I am of the opinion that the Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Nevada; and, that the shares of Common Stock to be issued pursuant to the Prospectus, are validly authorized and, when issued in accordance with the terms set forth therein, will be validly issued, fully paid, and non-assessable.

     This letter will act as authorization for utilization of my name in the Prospectus as contained in the Company's SB-2 Registration Statement as filed with the Securities and Exchange Commission on or about May 29, 2001, and for utilization of the Opinion of Counsel and reference to the same in that same registration statement.

Very truly yours,



/s/ David M. Rees

David M. Rees, Esq.